EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

NOVATO, CA, January 22, 2018 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $1.1 million in the fourth quarter of 2017, which reflected $3.0 million in a deferred tax asset write-down and $1.7 million in acquisition expenses ($1.1 million net of taxes), compared to $5.1 million in the third quarter of 2017 and $5.7 million in the fourth quarter of 2016.  Diluted earnings per share were $0.17 in the fourth quarter of 2017, compared to $0.83 in the prior quarter and $0.93 in the same quarter a year ago.  Annual earnings were $16.0 million in 2017 compared to $23.1 million a year ago.  Diluted earnings per share were $2.55 for the year ended December 31, 2017, compared to $3.78 per share for the year ended December 31, 2016.

Earnings in the fourth quarter and full year 2017 included a $3.0 million one-time deferred tax asset write-down due to the enactment of the new federal tax law on December 22, 2017, and expenses related to the acquisition of Bank of Napa. Without these expenses, diluted earnings per share would have been $0.80 for the fourth quarter and $3.28 for the full year, and net income would have been $5.2 million and $20.5 million for the quarter and the year ended December 31, 2017, respectively. Refer to Page 5 for a detailed reconciliation of these financial measures presented according to the Generally Accepted Accounting Principles (“GAAP”) vs. non-GAAP. Additionally, annual earnings in 2016 were higher than 2017 due to loan recoveries and early payoff of several acquired loans purchased at a discount, which positively impacted the 2016 EPS by $0.47.

“Every area of the Bank executed exceptionally well in 2017, and this allowed us to deliver another year of healthy financial performance and significant growth in loans and deposits,” said Russell A. Colombo, President and CEO of Bank of Marin. “Our acquisition of Bank of Napa and our investment in organic growth are already contributing to our performance. These investments, in combination with our relationship banking model and our strong market position and reputation in the attractive San Francisco Bay area, should position us well for another year of growth and robust performance in 2018.”

Bancorp also provided the following highlights for the year ended December 31, 2017:

•
In 2017, Bank of Marin acquired Bank of Napa. As a result, Bank of Marin is the largest community bank in Napa County by deposit share. This is the third acquisition in the past six years that strengthens the Bank’s presence in the San Francisco Bay Area.

•
As part of its organic growth plan, the Bank expanded its executive and lending teams with several strategic hires in 2017, including James Kimball, EVP and Chief Operating Officer, and Scott McAdams, SVP and Commercial Banking Regional Manager for the Bank’s Napa and Sonoma markets.

•
The Bank achieved organic loan growth of $59.5 million, or 4.0% in 2017. Including loans acquired from Bank of Napa, the total loan portfolio grew 12.9% from $1,486.6 million at December 31, 2016 to $1,679.0 million at December 31, 2017.

•
Organic deposit growth was $144.5 million, or 8.2% for the year. Combined organic growth and deposits acquired from Bank of Napa resulted in 21.2% total deposit growth to $2,148.7 million at December 31, 2017, compared to $1,772.7 million at December 31, 2016. Non-interest bearing deposits, including those acquired, grew by $90.0 million in the fourth quarter of 2017 and made up 47% of total deposits at year end.

•
Strong credit quality remains a cornerstone of the Bank’s consistent performance. Non-accrual loans represent 0.02% of the Bank's loan portfolio as of December 31, 2017. A $500 thousand provision for loan losses was recorded in the fourth quarter due to continuing loan growth and elevated risk factors associated with the unknown long-term impacts of the 2017 North Bay wildfires and effects of the Bank of Napa acquisition.

•
While the long-term impact of the October 2017 wildfires on the North Bay economy is still unknown, the immediate impact to our loan portfolio and to our customer base was minimal. Bank of Marin is committed to helping our customers and our communities recover and rebuild.

•
The efficiency ratio increased to 68.3% in the fourth quarter from 62.5% in the third quarter of 2017, primarily due to acquisition-related expenses. The efficiency ratio was 64.7% for the full year, up from 57.9% in 2016. Acquisition expenses increased the efficiency ratio by 6 percentage points in the fourth quarter and 2.2 percentage points for the year.

•
For the year ended December 31, 2017, return on assets ("ROA") was 0.75% and return on equity ("ROE") was 6.49%. Acquisition expenses and the deferred tax asset write-down reduced ROA by 0.22 percentage points and ROE by 1.86 percentage points.

•
All capital ratios are well above regulatory requirements for a well-capitalized institution. The total risk-based capital ratio for Bancorp was 14.9% at December 31, 2017, compared to 14.3% at December 31, 2016. Tangible common equity to tangible assets decreased to 10.7% at December 31, 2017, from 11.0% at December 31, 2016 (refer to footnote 3 on page 9 for definition of this non-GAAP financial measure). The deferred tax asset write-down of $3.0 million represented 1.16% of tangible equity.

•
The Board of Directors declared a cash dividend of $0.29 per share on January 19, 2018. This represents the 51st consecutive quarterly dividend paid by Bank of Marin Bancorp. The cash dividend is payable on February 9, 2018 to shareholders of record at the close of business on February 2, 2018.

Loans and Credit Quality

Organic loan originations totaled approximately $51.5 million in the fourth quarter of 2017, compared to $42.3 million in the third quarter and $61.8 million in the fourth quarter of 2016. New loan originations were partially offset by payoffs of $26.4 million, and combined with utilization on lines of credit and amortization on existing loans, resulted in a net increase of $21.7 million.  Payoffs in the quarter ended December 31, 2017 were down from $41.8 million in the same quarter last year.

Full-year organic loan originations totaled $173.1 million, compared to $191.8 million last year, with increasing contributions from commercial banking offices in our newer markets. Originations increased in the Napa market and were enhanced by the acquisition, and lending activity has increased in Oakland. Loan payoffs of $132.5 million were down from $157.9 million in 2016 and remain largely due to asset sales and the successful completion of construction projects.

Non-accrual loans totaled $406 thousand, or 0.02%, of the Bank's loan portfolio at December 31, 2017, a decrease from $1.3 million, or 0.09%, at September 30, 2017 and an increase from $145 thousand, or 0.01%, a year ago. Loans classified substandard totaled $27.9 million at December 31, 2017, compared to $33.5 million at September 30, 2017 and $19.6 million at December 31, 2016. There were no loans classified doubtful at December 31, 2017 or December 31, 2016. Accruing loans past due 30 to 89 days totaled $1.9 million at December 31, 2017, compared to $205 thousand at September 30, 2017 and $410 thousand a year ago.

The provision for loan losses totaled $500 thousand in the fourth quarter of 2017, which was consistent with our organic loan growth and changing risk factors, compared to a reversal of $300 thousand in the fourth quarter a year ago. The provision for loan losses totaled $500 thousand in 2017, compared to reversal of loan losses of $1.9 million in 2016 due to the resolution of a problem credit upon payoff. Net recoveries for the fourth quarter totaled $21 thousand compared to $16 thousand in the prior quarter and $29 thousand in the fourth quarter a year ago. Net charge-offs totaled $175 thousand for the year ended December 31, 2017, compared to net recoveries of $2.3 million in 2016, primarily related to the resolution of a problem commercial real estate credit. The ratio of loan loss reserve to loans, including acquired loans, was 0.94% at December 31, 2017, 1.00% at September 30, 2017 and 1.04% at December 31, 2016. Based on legacy portfolio only, the ratio of loan loss reserve to loans was 1.06% at December 31, 2017 compared to 1.05% at September 30, 2017.

Investments

The investment portfolio totaled $483.5 million at December 31, 2017, an increase of $70.3 million from September 30, 2017 and $66.5 million from December 31, 2016, primarily due to $75.4 million acquired from Bank of Napa, of which $16.8 million were sold post-acquisition due to changes in credit and tax law implications.

Deposits

Deposits totaled $2,148.7 million at December 31, 2017, compared to $1,891.0 million at September 30, 2017 and $1,772.7 million at December 31, 2016. The increase in deposits from the prior quarter and last year reflects both organic growth and deposits acquired from Bank of Napa. The average cost of deposits for 2017 dropped one basis point from 2016 to 0.07%.

Earnings

“Our solid results for 2017 reflect the economic health of our market and consistent execution by our team,” said Tani Girton, EVP and Chief Financial Officer. “We are pleased we were able to maintain our profitability while at the same time making significant investments in our platform to drive organic growth in the years to come. We are excited about 2018. We have a substantial pipeline of opportunities going into the new year and our credit metrics remain excellent.”

Net interest income totaled $20.1 million in the fourth quarter of 2017 compared to $18.8 million in the prior quarter and $18.0 million in the same quarter a year ago. The increase from the prior quarter primarily relates to a $116.2 million increase in earning assets which includes the acquisition. The tax-equivalent net interest margin was 3.80%, 3.77% and 3.78% for those respective periods.

Net interest income totaled $74.9 million and $73.2 million in 2017 and 2016, respectively. The increase of $1.7 million in 2017 is primarily due to an increase in earning assets of $114.4 million, partially offset by a decrease in gains on payoffs and accretion on purchased loans, and a $1.4 million interest recovery in 2016. The tax-equivalent net interest margin decreased to 3.80% in 2017 compared to 3.91% in 2016 for the same reasons.

Loans acquired through the acquisition of other banks are classified as purchased credit impaired ("PCI") or non-PCI loans and are recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early payoffs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on payoffs of PCI loans are recorded as interest income when the payoff amounts exceed the recorded investment. PCI loans totaled $2.1 million at December 31, 2017, $2.3 million at September 30, 2017, and $2.9 million at December 31, 2016.

Accretion and gains on payoffs of purchased loans recorded to interest income were as follows:

	Three months ended
	December 31, 2017		September 30, 2017		December 31, 2016
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$85	2 bps	$76	2 bps	$90	2 bps
Accretion on non-PCI loans [2]	$110	2 bps	$132	3 bps	$159	3 bps
Gains on pay-offs of PCI loans	$100	2 bps	$—	0 bps	$287	6 bps

	Years ended
	December 31, 2017		December 31, 2016
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$331	2 bps	$364	2 bps
Accretion on non-PCI loans [2]	$571	3 bps	$1,411	7 bps
Gains on pay-offs of PCI loans	$184	1 bps	$1,027	5 bps

1 Accretable yield on PCI loans totaled $1.3 million, $1.2 million and $1.5 million at December 31, 2017, September 30, 2017 and December 31, 2016, respectively.
2 Unaccreted purchase discounts on non-PCI loans totaled $1.2 million, $1.3 million and $1.8 million at December 31, 2017, September 30, 2017 and December 31, 2016, respectively.

Non-interest income in the fourth quarter of 2017 totaled $2.0 million, compared to $2.1 million in the prior quarter and $2.5 million in the same quarter a year ago. The decrease compared to the same quarter a year ago primarily relates to a special dividend of $347 thousand from the Federal Home Loan Bank of San Francisco ("FHLB") in the fourth quarter of 2016 and $195 thousand net losses on the sale of investment securities in the same period of 2017. Non-interest income of $8.3 million in 2017 decreased from $9.2 million in 2016 primarily due to the special FHLB dividend and $425 thousand net gains on the sale of investment securities recorded in 2016.

Non-interest expense totaled $15.1 million in the fourth quarter of 2017, compared to $13.0 million in the prior quarter and $11.8 million in the same quarter a year ago, mainly due to acquisition-related expenses. Non-interest expense increased $6.1 million to $53.8 million in 2017 from $47.7 million in 2016, resulting from a $3.3 million increase in salaries and benefits related to additional full-time equivalent personnel, annual merit increases, and higher employee insurance, and $2.2 million in acquisition expenses. Increases were partially offset by lower FDIC assessments.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law. The law reduces the federal corporate income tax rate to 21% for tax years beginning on or after January 1, 2018. Due to the passage of the Tax Cuts and Jobs Act of 2017, the Bank has valued all of its deferred tax assets and liabilities at the 21% rate. The adjustment to the net deferred tax assets valuation as of December 22, 2017 was $3.0 million as recorded in provision for income taxes in the fourth quarter of 2017. The effective tax rate increased from 36.6% in 2016 to 44.6% in 2017, 10.5 percentage points of which was attributable to the write-down of the net deferred tax assets.

Statement regarding use of non-GAAP financial measures

In this press release, Bancorp's financial results and financial guidance are provided in accordance with GAAP and use certain non-GAAP financial measures. Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of Bancorp's core operating results and comparison of operating results across reporting periods. Management also uses non-GAAP financial measures to establish budgets and manage Bancorp's business. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the following table.

Reconciliation of GAAP and Non-GAAP Financial Measures
	Years ended		Three months ended
(in thousand, unaudited)	December 31, 2017	December 31, 2016	December 31, 2017	September 30, 2017	December 31, 2016
Net income (GAAP)	$15,976	$23,134	$1,110	$5,132	$5,687
Acquisition-related expenses	2,209	—	1,705	495	—
Tax effect associated with acquisition-related expenses	(657)	—	(596)	(61)	—
Deferred tax asset write-down	3,017	—	3,017	—	—
Comparable net income (Non-GAAP)	$20,545	$23,134	$5,236	$5,566	$5,687

Diluted earnings per share (GAAP)	$2.55	$3.78	$0.17	$0.83	$0.93
Acquisition-related expenses	0.35	—	0.26	0.08	—
Tax effect associated with acquisition-related expenses	(0.10)	—	(0.09)	(0.01)	—
Deferred tax asset write-down	0.48	—	0.46	—	—
Comparable diluted earnings per share (Non-GAAP)	$3.28	$3.78	$0.80	$0.90	$0.93

Following is a description of the adjustments made to GAAP financial measures:

•	Acquisition-related costs: Costs related to closing and integration of the acquired bank.

•	Tax expense associated with write-down of the net deferred tax assets due to the Tax Cuts and Jobs Act of 2017 discussed earlier.

Acquisition

The following table presents the acquisition-related expenses recognized:

(dollars in thousands, unaudited)	Three months ended December 31, 2017	Three months ended September 30, 2017	Year Ended December 31, 2017

Data processing[1]	$1,108	$—	$1,108
Professional services[2]	494	449	952
Personnel severance	35	—	35
Other	68	46	114
Total[2]	$1,705	$495	$2,209

[1] Primarily relates to Bank of Napa's core processing system contract termination and deconversion fees.
[2] Year-to-date professional services and total expenses includes $9 thousand expensed in the second quarter of 2017.

The following table reflects the estimated fair values of the assets acquired and liabilities assumed related to the acquisition:

(dollars in thousands, unaudited)	Acquisition Date November 21, 2017
Assets:
Cash and cash equivalents	$59,779
Investment securities	75,469
Loans	134,720
Core deposit intangible	4,441
Goodwill	23,705
Bank premises and equipment	599
Other assets	6,408
Total assets acquired	$305,121

Liabilities:
Deposits:
Non-interest bearing	$77,266
Interest bearing
Transaction accounts	50,080
Savings accounts	12,157
Money market accounts	85,045
Other time accounts	25,338
Total deposits	249,886

Other liabilities	2,050
Total liabilities assumed	$251,936
Merger consideration of $53,185 (735,264 common shares and 70,145 shares of replacement stock options issued by Bank of Marin Bancorp).	$53,185

The acquired assets and assumed liabilities were recorded at fair value at closing. The following table presents the net assets acquired from Bank of Napa and the estimated fair value adjustments:

(dollars in thousands, unaudited)	Acquisition Date November 21, 2017
Book value of net assets acquired from Bank of Napa	26,152

Fair value adjustments:
Loans	1,301
Core deposit intangible asset	4,441
Total purchase accounting adjustments	5,742

Deferred tax liabilities (tax effect of purchase accounting adjustments at 42.05%)	(2,414)
Fair value of net assets acquired from Bank of Napa	$29,480

Merger consideration	$53,185
Less: fair value of net assets acquired	(29,480)
Goodwill	$23,705

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its fourth quarter earnings call on Monday, January 22, 2018 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at http://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.5 billion and 23 retail offices throughout San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin was named 2016 Community Bank of the Year by Western Independent Bankers and has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017), and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors, including the impact of the Bank of Napa acquisition, are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
December 31, 2017

(dollars in thousands, except per share data; unaudited)	December 31, 2017	September 30, 2017	December 31, 2016
Quarter-to-Date
Net income	$1,110	$5,132	$5,687
Diluted earnings per common share	$0.17	$0.83	$0.93
Return on average assets	0.19%	0.95%	1.11%
Return on average equity	1.63%	8.37%	9.74%
Efficiency ratio	68.25%	62.51%	57.51%
Tax-equivalent net interest margin [1]	3.80%	3.77%	3.78%
Net (recoveries) charge-offs	$(21)	$(16)	$(29)
Net (recoveries) charge-offs to average loans	—%	—%	—%
Year-to-Date
Net income	$15,976		$23,134
Diluted earnings per common share	$2.55		$3.78
Return on average assets	0.75%		1.15%
Return on average equity	6.49%		10.23%
Efficiency ratio	64.70%		57.93%
Tax-equivalent net interest margin [1]	3.80%		3.91%
Net (recoveries) charge-offs	$175		$(2,294)
Net (recoveries) charge-offs to average loans	0.01%		(0.15)%
At Period End
Total assets	$2,468,154	$2,155,901	$2,023,493
Loans:
Commercial and industrial	$231,166	$218,681	$218,615
Real estate:
Commercial owner-occupied	$268,872	$264,732	$247,713
Commercial investor-owned	$858,603	$721,576	$724,228
Construction	$63,828	$76,179	$74,809
Home equity	$132,466	$121,366	$117,207
Other residential	$96,668	$96,937	$78,549
Installment and other consumer loans	$27,410	$24,976	$25,495
Total loans	$1,679,013	$1,524,447	$1,486,616

Non-performing loans[2]:
Real estate:
Commercial investor-owned	$—	$1,024	$—
Home equity	$406	$292	$90
Installment and other consumer loans	$—	$—	$55
Total non-accrual loans	$406	$1,316	$145

Classified loans (graded substandard and doubtful)	$27,906	$33,483	$19,601
Total accruing loans 30-89 days past due	$1,925	$205	$410
Allowance for loan losses to total loans	0.94%	1.00%	1.04%
Allowance for loan losses to non-performing loans	38.88x	11.58x	106.5x
Non-accrual loans to total loans	0.02%	0.09%	0.01%

Total deposits	$2,148,670	$1,890,970	$1,772,700
Loan-to-deposit ratio	78.1%	80.6%	83.9%
Stockholders' equity	$297,025	$245,049	$230,563
Book value per share	$42.91	$39.68	$37.63
Tangible common equity to tangible assets [3]	10.7%	11.0%	11.0%
Total risk-based capital ratio - Bank	14.7%	14.7%	14.1%
Total risk-based capital ratio - Bancorp	14.9%	15.1%	14.3%
Full-time equivalent employees	291	272	262
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.

[2] Excludes accruing troubled-debt restructured loans of $16.5 million, $16.4 million and $18.1 million at December 31, 2017, September 30, 2017 and December 31, 2016, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.1 million, $2.3 million and $2.9 million that were accreting interest at December 31, 2017, September 30, 2017 and December 31, 2016, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[3] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $36.6 million, $8.7 million and $9.0 million at December 31, 2017, September 30, 2017 and December 31, 2016, respectively. Tangible assets excludes goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at December 31, 2017, September 30, 2017 and December 31, 2016

(in thousands, except share data; unaudited)	December 31, 2017	September 30, 2017	December 31, 2016
Assets
Cash and due from banks	$203,545	$149,124	$48,804
Investment securities
Held-to-maturity, at amortized cost	151,032	155,122	44,438
Available-for-sale (at fair value; amortized cost of $334,285, $257,468 and $378,254 at December 31, 2017, September 30, 2017 and December 31, 2016, respectively)	332,467	258,092	372,580
Total investment securities	483,499	413,214	417,018
Loans, net of allowance for loan losses of $15,767, $15,248 and $15,442 at December 31, 2017, September 30, 2017 and December 31, 2016, respectively	1,663,246	1,509,199	1,471,174
Bank premises and equipment, net	8,612	8,230	8,520
Goodwill	30,140	6,436	6,436
Core deposit intangible	6,492	2,226	2,580
Interest receivable and other assets	72,620	67,472	68,961
Total assets	$2,468,154	$2,155,901	$2,023,493

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,014,103	$924,073	$817,031
Interest bearing
Transaction accounts	169,195	102,236	100,723
Savings accounts	178,473	169,488	163,516
Money market accounts	626,783	555,013	539,967
Time accounts	160,116	140,160	151,463
Total deposits	2,148,670	1,890,970	1,772,700
Subordinated debentures	5,739	5,703	5,586
Interest payable and other liabilities	16,720	14,179	14,644
Total liabilities	2,171,129	1,910,852	1,792,930
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 6,921,542, 6,175,751 and 6,127,314 at December 31, 2017, September 30, 2017 and December 31, 2016, respectively	143,967	90,052	87,392
Retained earnings	155,544	156,227	146,464
Accumulated other comprehensive loss, net	(2,486)	(1,230)	(3,293)
Total stockholders' equity	297,025	245,049	230,563
Total liabilities and stockholders' equity	$2,468,154	$2,155,901	$2,023,493

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three months ended			Years ended
(in thousands, except per share amounts; unaudited)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Interest income
Interest and fees on loans	$17,789	$16,738	$16,394	$66,799	$67,472
Interest on investment securities
Securities of U.S. government agencies	1,886	1,525	1,329	6,463	5,155
Obligations of state and political subdivisions	563	511	596	2,195	2,339
Corporate debt securities and other	40	31	36	144	256
Interest on federal funds sold and due from banks	372	406	53	995	208
Total interest income	20,650	19,211	18,408	76,596	75,430
Interest expense
Interest on interest-bearing transaction accounts	34	24	27	108	109
Interest on savings accounts	18	17	15	66	58
Interest on money market accounts	195	133	115	555	445
Interest on time accounts	153	138	164	576	743
Interest on FHLB and overnight borrowings	—	—	—	—	478
Interest on subordinated debentures	111	111	111	439	436
Total interest expense	511	423	432	1,744	2,269
Net interest income	20,139	18,788	17,976	74,852	73,161
Provision for (reversal of) loan losses	500	—	(300)	500	(1,850)
Net interest income after provision for loan losses	19,639	18,788	18,276	74,352	75,011
Non-interest income
Service charges on deposit accounts	447	438	445	1,784	1,789
Wealth Management and Trust Services	544	539	491	2,090	2,090
Debit card interchange fees	385	390	391	1,531	1,503
Merchant interchange fees	102	88	94	398	449
Earnings on bank-owned life Insurance	217	209	218	845	844
Dividends on FHLB stock	181	177	576	766	1,153
(Losses) gains on investment securities, net	(195)	—	31	(185)	425
Other income	310	225	217	1,039	908
Total non-interest income	1,991	2,066	2,463	8,268	9,161
Non-interest expense
Salaries and related benefits	7,852	7,344	6,508	29,958	26,663
Occupancy and equipment	1,409	1,364	1,350	5,472	5,081
Depreciation and amortization	508	489	479	1,941	1,822
Federal Deposit Insurance Corporation insurance	176	167	65	666	825
Data processing	2,058	946	959	4,906	3,625
Professional services	1,013	801	516	2,858	2,044
Directors' expense	163	175	105	720	553
Information technology	206	179	197	769	862
Provision for losses on off-balance sheet commitments	—	100	—	57	150
Other expense	1,719	1,471	1,576	6,435	6,067
Total non-interest expense	15,104	13,036	11,755	53,782	47,692
Income before provision for income taxes	6,526	7,818	8,984	28,838	36,480
Provision for income taxes	5,416	2,686	3,297	12,862	13,346
Net income	$1,110	$5,132	$5,687	$15,976	$23,134
Net income per common share:
Basic	$0.17	$0.84	$0.93	$2.58	$3.81
Diluted	$0.17	$0.83	$0.93	$2.55	$3.78
Weighted average shares:
Basic	6,455	6,123	6,085	6,196	6,073
Diluted	6,550	6,191	6,142	6,273	6,115
Dividends declared per common share	$0.29	$0.29	$0.27	$1.12	$1.02
Comprehensive income:
Net income	$1,110	$5,132	$5,687	$15,976	$23,134
Other comprehensive (loss) income
Change in net unrealized gain or loss on available-for-sale securities	(2,511)	(362)	(9,869)	1,061	(5,658)
Reclassification adjustment for losses (gains) on available-for-sale securities included in net income	195	135	—	185	(394)
Net change in unrealized gain or loss on available-for-sale securities, before tax	(2,316)	(227)	(9,869)	1,246	(6,052)
Deferred tax (benefit) expense	(1,060)	(96)	(4,149)	439	(2,566)
Other comprehensive (loss) income, net of tax	(1,256)	(131)	(5,720)	807	(3,486)
Comprehensive (loss) income	$(146)	$5,001	$(33)	$16,783	$19,648

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	December 31, 2017			September 30, 2017			December 31, 2016
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$108,255	$372	1.34%	$125,846	$406	1.26%	$35,398	$53	0.59%
Investment securities [2,3]	455,706	2,722	2.39%	400,659	2,294	2.29%	414,544	2,214	2.14%
Loans [1,3,4]	1,578,959	18,245	4.52%	1,500,167	17,228	4.49%	1,471,134	16,723	4.45%
Total interest-earning assets [1]	2,142,920	21,339	3.89%	2,026,672	19,928	3.85%	1,921,076	18,990	3.87%
Cash and non-interest-bearing due from banks	40,648			45,009			49,184
Bank premises and equipment, net	8,384			8,430			8,568
Interest receivable and other assets, net	74,299			60,622			59,890
Total assets	$2,266,251			$2,140,733			$2,038,718
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$129,538	$34	0.10%	$96,504	$24	0.10%	$91,692	$27	0.12%
Savings accounts	173,057	18	0.04%	171,187	17	0.04%	160,638	16	0.04%
Money market accounts	551,591	195	0.14%	560,486	133	0.09%	529,003	115	0.09%
Time accounts, including CDARS	150,552	153	0.40%	140,736	138	0.39%	153,976	163	0.42%
Overnight borrowings [1]	6	—	1.75%	—	—	—%	3	—	—%
Subordinate debentures [1]	5,720	111	7.63%	5,682	111	7.63%	5,564	111	7.82%
Total interest-bearing liabilities	1,010,464	511	0.20%	974,595	423	0.17%	940,876	432	0.18%
Demand accounts	971,381			909,900			848,881
Interest payable and other liabilities	14,558			13,055			16,604
Stockholders' equity	269,848			243,183			232,357
Total liabilities & stockholders' equity	$2,266,251			$2,140,733			$2,038,718
Tax-equivalent net interest income/margin [1]		$20,828	3.80%		$19,505	3.77%		$18,558	3.78%
Reported net interest income/margin [1]		$20,139	3.68%		$18,788	3.63%		$17,976	3.66%
Tax-equivalent net interest rate spread			3.69%			3.68%			3.69%

	Year ended			Year ended
	December 31, 2017			December 31, 2016
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$80,351	$995	1.22%	$38,314	$209	0.54%
Investment securities [2,3]	419,873	9,732	2.32%	406,640	8,671	2.13%
Loans [1,3,4]	1,511,503	68,562	4.47%	1,452,357	68,794	4.66%
Total interest-earning assets [1]	2,011,727	79,289	3.89%	1,897,311	77,674	4.03%
Cash and non-interest-bearing due from banks	42,511			42,150
Bank premises and equipment, net	8,411			8,836
Interest receivable and other assets, net	63,301			59,989
Total assets	$2,125,950			$2,008,286
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$105,544	$108	0.10%	$94,252	$109	0.12%
Savings accounts	167,190	66	0.04%	151,214	58	0.04%
Money market accounts	542,592	555	0.10%	524,989	445	0.08%
Time accounts, including CDARS	146,069	576	0.39%	158,878	742	0.47%
Overnight borrowings [1]	1	—	1.75%	5,383	23	0.42%
FHLB fixed-rate advances [1]	—	—	—%	6,803	456	6.59%
Subordinated debentures [1]	5,664	439	7.65%	5,493	436	7.80%
Total interest-bearing liabilities	967,060	1,744	0.18%	947,012	2,269	0.24%
Demand accounts	899,289			819,916
Interest payable and other liabilities	13,506			15,142
Stockholders' equity	246,095			226,216
Total liabilities & stockholders' equity	$2,125,950			$2,008,286
Tax-equivalent net interest income/margin [1]		$77,545	3.80%		$75,405	3.91%
Reported net interest income/margin [1]		$74,852	3.67%		$73,161	3.79%
Tax-equivalent net interest rate spread			3.71%			3.79%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity.
  Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.